BERKSHIRE HILLS COMPLETES ACQUISITION OF CBT

Pittsfield, MA – April 20, 2012 – Berkshire Hills Bancorp, Inc. (Nasdaq: BHLB) today completed its acquisition of CBT – The Connecticut Bank and Trust Company, a $280 million bank with eight banking offices serving the Greater Hartford area. Berkshire Hills is the parent of Berkshire Bank, America’s Most Exciting BankSM, with more than $4 billion in assets and 60 branches serving Massachusetts, New York, and Vermont. CBT has been merged into Berkshire Bank, and the Connecticut offices will operate under the name “Berkshire Bank – CBT Region”.

Berkshire President and CEO Michael P. Daly stated, “We are delighted to welcome the CBT team to the Berkshire Bank family. We look forward to building on the strong foundation that they have established in Connecticut, and we will now have a total of twenty banking offices serving the Hartford/Springfield market. We are introducing our increased lending resources and additional products and services to our new customers, along with maintaining a continued focus on high level customer service. This merger is expected to provide immediate financial benefits to BHLB shareholders in accordance with our original expectations. We welcome our new shareholders from CBT and we are pleased with the stock price appreciation that has benefited existing and new shareholders since the announcement date of this acquisition.”

The total consideration paid by Berkshire includes approximately $9 million in cash and 965,000 shares of BHLB common stock. A cash/stock election among CBT shareholders was concluded on April 18, and Berkshire will report election results and the distribution of consideration on April 25. In accordance with the merger agreement, Berkshire Bank has completed a transaction with the U.S. Treasury to purchase and retire the preferred stock and warrant that had been previously issued to the Treasury by CBT.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank - America's Most Exciting Bank(SM). Including the acquired operations of CBT, Berkshire has $4.3 billion in assets and 68 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services. Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC's website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements made in this document.

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CONTACTS

Investor Relations Contact

David H. Gonci

Investor Relations Officer

413-281-1973

Media Contact

Lori Gazzillo

AVP, Community Relations

413-822-1695

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